                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 0-25528

                              Enviroq Corporation
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            (Exact name of registrant as specified in its charter)


           3819 Montclair Road, Suite 206, Birmingham, Alabama 35213
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
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           (Title of each class of securities covered by this Form)

                                 not applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: one (on December 17, 1998 Enviroq Corporation became a wholly-owned subsidiary of Intrepid Capital Corporation)

        Pursuant to the requirements of the Securities Exchange Act of 1934, Enviroq Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      ENVIROQ CORPORATION

Dated: December 18, 1998              By: /s/ William J. Long
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                                          William J. Long
                                          President and Chief Executive Officer